Exhibit 99.1

NEWS RELEASE

A. William Higgins APPOINTED CHAIRMAN OF

Albany International Corp. Board

Rochester, New Hampshire, February 25, 2019 – Albany International Corp. (NYSE:AIN) announced today that Director A. William Higgins has been appointed as Chairman of its Board of Directors, succeeding Director Erkie Kailbourne, who had served as Chairman since 2008. Mr. Kailbourne will remain on the Board.

Mr. Higgins, age 60, joined the Albany Board in 2016, and currently serves as Chairman of the Compensation Committee. He also serves as a director of Kaman Corporation, a diversified aerospace and industrial distribution company, and Bristow Group Inc., a leading global industrial aviation services provider.

Outgoing Albany Chairman Erland E. (Erkie) Kailbourne said, “Bill’s experience in public company leadership roles, including his experience chairing a public company board, makes him the ideal person to lead Albany’s Board during this exciting period of growth. His leadership skills have been evident to his fellow Albany Directors since joining the Board in 2016, most recently during his chairing of the Compensation Committee. While I am grateful for having had the opportunity to serve as the Company’s Chairman for the last ten years, I am just as grateful to be able to leave the chairmanship in the hands of a colleague as capable, trusted and talented as Bill Higgins.”

Chairman Higgins said, “I am honored and grateful to be appointed as Albany’s Chairman by my colleagues on the Company’s Board. I look forward to working closely with my fellow Directors, and especially with President and CEO Olivier Jarrault, during this especially exciting time in Albany’s history. With their help, I will endeavor to lead the Board with the same skill as Erkie has for the past decade.”

About Albany International Corp.

Albany International Corp. is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world's leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Contacts:

Investors	Media
John Cozzolino	Heather Kralik
518-445-2281	801-505-7001
john.cozzolino@albint.com	heather.kralik@albint.com